Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

(DAVID HAMAMOTO)

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), is made, effective as of February 27, 2012, by and between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and David Hamamoto (the “Executive”).

RECITALS:

WHEREAS, Executive and the Company previously entered into an Employment Agreement, effective as of March 20, 2011 (the “Employment Agreement”); and

WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement to clarify the timing for grants (if any) of annual equity awards under Section 2(b)(iv) of the Employment Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the parties hereto acknowledge, the Company and Executive, intending to be legally bound, agree as follows:

1. The fourth sentence of Section 2(b)(iv) (“Equity Award”) of the Employment Agreement is hereby amended to read in its entirety as follows:

“On or before each anniversary of the Effective Date, the Executive shall receive an additional grant of LTIP Units valued at $675,000 as of the date of such grant (subject to increase at the good faith discretion of the Board or the Compensation Committee) on the same terms and conditions pursuant to which the LTIP Units granted on the Effective Date were granted (it being understood that the LTIP Units granted in each such grant shall vest pro-rata on a monthly basis beginning one month after the applicable anniversary of the Effective Date so that they will be 100% vested on next succeeding anniversary of the Effective Date); provided, that the Company may, in lieu of making any such grant of LTIP Units on or before any anniversary of the Effective Date, elect, in its sole discretion, to pay an Annual Base Salary and an Annual Bonus for the year of the Employment Period following such anniversary pursuant to Sections 2(b)(i) and (ii) above.”

2. Amendment; Waiver. This Amendment may not be amended or modified, or any provision hereof waived, other than by a written agreement executed by the parties hereto or any of their respective successors and assigns.

3. Governing Law. This Amendment will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

4. Section References. Section references in this Amendment refer to sections of the Employment Agreement.

5. Certain Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement.

6. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.

7. Full Force and Effect. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

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SIGNATURES APPEAR ON THE NEXT PAGE.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 to Employment Agreement on and as of the date first above written.

EMPLOYER: MORGANS HOTEL GROUP CO.		EXECUTIVE:

By:	/s/ Michael Gross	/s/ David Hamamoto
	Name: Michael Gross	David Hamamoto
Title: Chief Executive Oficer

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